Rev’d 1/2022 POWER OF ATTORNEY I hereby appoint Edward A. Quint, Jeffrey Cass, Marc Levy, Steven M. Klein, William R. Jacobs, Delyse DeSouza, or Susan Aufiero-Peters to act as my true and lawful attorney-in-fact with authority to execute on my behalf any Form ID 3, 4, or 5 or any amendment thereto required to be filed by the undersigned under Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, with the appropriate regulatory authorities and to do all things incident and necessary to that end, until such time as I notify Messrs. Quint, Cass, Levy, Klein, or Jacobs, or Ms. DeSouza or Ms. Aufiero-Peters in writing that his/her authority to act on my behalf in this manner has been withdrawn. I have signed this power of attorney on August 3, 2023 By: /s/ Vickie Tomasello Vickie Tomasello In the presence of /s/ Susan Aufiero-Peters Susan Aufiero-Peters at Woodbridge, NJ City State